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                                                                     Exhibit 8.1

                             [Latham & Watkins Letterhead]

                                   __________, 1998

Accuride Corporation
2315 Adams Lane
Henderson, Kentucky 42420

     Re: Accuride Corporation, Registration Statement on Form S-4 (File Number 333-50239)
          --------------------------------------------------------------

Ladies/Gentlemen:


               You have requested our opinion concerning the material federal income tax consequences expected to result to holders from the exchange of the 9 1/4% Senior Subordinated Notes due 2008 of Accuride Corporation (the "Company"), in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on April 15, 1998 (File No. 333-50239), as amended by Amendment No. 1 filed with the
Commission on          , 1998 (collectively, the "Registration Statement").

               The facts, as we understand them, and upon which with your permission we rely in rendering the opinion expressed herein, are set forth in the Registration Statement. Based on such facts, we confirm that the information in the Registration Statement set forth under the caption "Material Federal Income Tax Considerations" constitutes our opinion as to the material federal income tax consequences of the Exchange of Private Notes for Exchange Notes to holders of Private Notes. No opinion is expressed as to any matter not discussed therein.

               This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusion stated herein.

               This opinion is rendered to you solely for use in connection with the Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference of our firm under the heading "Certain Federal Income Tax Considerations."

                                             Very truly yours,